EXECUTION VERSION

EXHIBIT 4.20

AMENDMENT NO. 4 TO CREDIT AGREEMENT

THIS AMENDMENT NO. 4, dated as of June 23, 2016 (this “Amendment”), by and among TEXTAINER LIMITED (“TL” or the “Borrower”), a company with limited liability organized under the laws of Bermuda, TEXTAINER GROUP HOLDINGS LIMITED (the “Guarantor’’), a company with limited liability organized under the laws of Bermuda, the financial institutions listed on the signature pages hereof under the headings “LENDERS” (each a “Lender” and, collectively, the “Lenders”), or “SWAP CONTRACT COUNTERPARTIES” (each a “Swap Contract Counterparty” and, collectively, the “Swap Contract Counterparties”), and BANK OF AMERICA, N.A., as administrative agent for the Lenders (in such capacity, the “Administrative Agent”) and L/C Issuer, is made to the Credit Agreement (as defined below).

WITNESSETH:

WHEREAS, the Borrower, the Guarantor, the Lenders and the Administrative Agent are parties to a Credit Agreement, dated as of September 24, 2012 (as amended by Amendment Number 1 to Credit Agreement and Security Agreement, dated as of July 25, 2013, Consent and Amendment No. 2 to Credit Agreement and Security Agreement, dated as of April 30, 2014, and Amendment No. 3, to Credit Agreement dates as of June 19, 2015, the “Credit Agreement”);

WHEREAS, the parties desire to amend the Credit Agreement in order to modify certain provisions thereof; and

WHEREAS, the Required Lenders have agreed to such amendment of the Credit Agreement, subject to the terms and conditions hereof;

NOW THEREFORE, in consideration of the promises and mutual covenants herein contained, the parties hereto agree as follows:

SECTION 1Definitions; Interpretation.

(a)Terms Defined in Credit Agreement. All capitalized terms used in this Amendment (including in the recitals hereof) and not otherwise defined herein shall have the meanings assigned to them in the Credit Agreement.

(b)Interpretation. The rules of interpretation set forth in Section 1.02 of the Credit Agreement shall be applicable to this Amendment and are incorporated herein by this reference.

SECTION 2Amendments to the Credit Agreement. Pursuant to Section 11.01 of the Credit Agreement, the Credit Agreement is hereby amended as follows:

(a)Section 1.01 of the Credit Agreement is hereby amended by inserting the following new definitions:

““Amendment No. 4. Effective Date” means June 23, 2016.”

““Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

““Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the

European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.”

““Consolidated EBIT”  means for any Person for any Measurement Period, the sum of (a) Consolidated Net Income of such Person (or, in the case of the Borrower, such Person without giving effect to any of its Subsidiaries (except as set forth in the proviso in this clause (a)) for such Measurement Period; provided, however, that with respect to the Consolidated Net Income of the Borrower, dividends paid by any Subsidiary of the Borrower or TWC shall be included in the calculation of the Consolidated Net Income of the Borrower, but only to the extent such dividends are actually paid in cash to the Borrower during such Measurement Period, (b) income tax expense of such Person and its Subsidiaries (or, in the case of the Borrower, such Person without giving effect to any of its Subsidiaries) for such Measurement Period, (c) Consolidated Interest Expense of such Person and its Subsidiaries (or, in the case of the Borrower, such Person without giving effect to any of its Subsidiaries (except as set forth in the proviso in this clause (c)) for such Measurement Period; provided, however, that with respect to the Consolidated Interest Expense of the Borrower, interest expense payments made by the Borrower during such Measurement Period under any guaranties of Indebtedness of its Subsidiaries shall be included in the calculation of the Consolidated Interest Expense of the Borrower to the extent (i) not otherwise included in the Borrower’s Consolidated Interest Expense and (ii) deducted in calculating the Borrower’s Consolidated Net Income during such Measurement Period, (d) rental expense of such Person and its Subsidiaries (or, in the case of the Borrower, such Person without giving effect to any of its Subsidiaries) during such Measurement Period relating to any lease of Marine Containers or transportation equipment under which such Person or Subsidiary is lessee, and (e) solely with respect to the Consolidated EBIT of the Guarantor for any fiscal quarter occurring during the period from April 1, 2016 through June 30, 2018 (the “Add-Back Period”), (i) actual GAAP impairment charges with respect to Marine Containers held for sale, reducing Consolidated Net Income in any such fiscal quarter included in a Measurement Period and not exceeding $55,000,000 in the aggregate for any Measurement Period (it being understood that the amount of any such impairment charge add-back in any fiscal quarter that is reduced in a Measurement Period calculation due to the existence of the aggregate cap shall not be increased for any subsequent Measurement Period that includes such fiscal quarter), and (ii) a one-time actual GAAP impairment charge with respect Marine Containers on  lease or held for lease which may be taken on one occasion during the Add-Back Period, reducing Consolidated Net Income in a Measurement Period, not to exceed in the aggregate the lesser of (x) 50% of such actual GAAP impairment charge and (y) $40,000,000, provided, that such aggregate limit in this clause (e)(ii) may be increased by any unused portion during the same Measurement Period of the $55,000,000 limit in clause (e)(i) above (it being understood that any such unused portion applied to increase the add-back in this clause (e)(ii) shall not be available under clause (e)(i) for any period in which such clause (e)(ii)  increase applies).  For the avoidance of doubt, the Consolidated EBIT of the Borrower shall not include the add-backs identified in clause (e) above.”

““EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.”

““EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.”

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““EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.”

““EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.”

““Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.”

(b)The definition of “Consolidated Interest Coverage Ratio” is hereby amended and restated in its entirety to read as follows:

““Consolidated Interest Coverage Ratio” means for any Person during any Measurement Period, the ratio of (A) Consolidated EBIT for such Measurement Period to (B) the sum of (1) Consolidated Interest Expense of such Person and its Subsidiaries (or, in the case of the Borrower, such Person without giving effect to any of its Subsidiaries, except as set forth in the proviso in this clause (1)) during such Measurement Period (to the extent that such amount is actually paid in cash by such Person during such Measurement Period); provided, however, that with respect to the Consolidated Interest Expense of the Borrower, interest expense payments made by the Borrower during such Measurement Period under any guaranties of Indebtedness of its Subsidiaries shall be included in the calculation of the Consolidated Interest Expense of the Borrower during such Measurement Period to the extent not otherwise included in the Borrower’s Consolidated Interest Expense for such Measurement Period, and (2) rental expense of such Person and its Subsidiaries (or, in the case of the Borrower, such Person without giving effect to any of its Subsidiaries) during such Measurement Period relating to any lease of Marine Containers or transportation equipment under which such Person or any Subsidiary thereof is lessee.  For purposes of Section 7.11 of this Agreement, the Consolidated Interest Coverage Ratio of each Loan Party shall be calculated to exclude the net income of (i) of TWC (except as set forth in the proviso in clause (1) above) shown in the most recent consolidating financial statements of the Guarantor delivered pursuant to Section 6.01 and (ii) of any Subsidiary to the extent of any ownership of such Subsidiary held by any Person that is not a Loan Party or Affiliate thereof.”

(c)The definition of “Defaulting Lender” is hereby amended by (i) deleting “or” following “(i) become the subject of a proceeding under any Debtor Relief Law” therein and (ii) adding “or (iii) become the subject of a Bail-in Action” immediately after “including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity,” therein.

(d)The definition of “FATCA” is hereby amended and restated in its entirety to read as follows:

““FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof; any applicable intergovernmental agreement entered into thereunder (and any foreign legislation implemented to give effect to such intergovernmental agreements) and any agreements entered into pursuant to Section 1471(b)(1) of the Code.”

(e)All references in the Credit Agreement and the exhibits thereto to “IRS Form W-8BEN”

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are hereby amended and restated to be references to “IRS Form W-8BEN or W-8BEN-E (as applicable).

(f)Section 7.11 of the Credit Agreement is hereby amended by re-lettering subsection (e) as subsection (f), and by inserting a new subsection (e) as follows:

“(e)  Minimum Consolidated Tangible Net Worth. Permit Consolidated Tangible Net Worth of the Guarantor at any time to be less than  $936,091,000 plus, 50% of positive quarterly Consolidated Net Income of the Guarantor following March 31, 2016, with no deduction for any period in which there is a net loss.”

(g)Section 7.11 of the Credit Agreement is hereby further amended by amending and restating re-lettered subsection (f) in its entirety to read as follows:

““Revised Financial Terms.  If at any time after the Amendment No. 4. Effective Date any Loan Party shall enter into or be a party to any agreement governing Indebtedness for borrowed money which singularly or in the aggregate exceeds Eighty Million Dollars ($80,000,000), including all such instruments or agreements in existence as of the Amendment No. 4. Effective Date and all such instruments or agreements entered into after the Amendment No. 4. Effective Date (each, a “Principal Lending Agreement”), and any such Principal Lending Agreement at any time includes a Consolidated Leverage Ratio, a Consolidated Interest Coverage Ratio or a minimum Consolidated Tangible Net Worth requirement (or, in each case, any substantially comparable financial ratio or minimum Consolidated Tangible Net Worth requirement, as applicable) which is more restrictive on such Loan Party than the applicable Consolidated Leverage Ratio, Consolidated Interest Coverage Ratio or  minimum Consolidated Tangible Net Worth requirements set forth in Sections 7.11(a) through (e), or such Principal Lending Agreement subsequently loosens or further restricts any such financial ratio or minimum Consolidated Tangible Net Worth requirement, as applicable (each such loosened or further restricted ratio or minimum Consolidated Tangible Net Worth requirement, as applicable, a “Revised Financial Term”), then and in any such event such Loan Party shall give written notice thereof to the Administrative Agent not later than thirty (30) days following the date of execution of such Principal Lending Agreement or amendment or termination thereof, as the case may be.  Effective on the date of execution, amendment, modification or termination of such Principal Lending Agreement, as the case may be, the applicable provisions of Sections 7.11(a) through (e) shall automatically be deemed to be amended to include such Revised Financial Term; provided that in no event shall the level of any such Revised Financial Term be less restrictive on such Loan Party than the corresponding financial ratio or minimum Consolidated Tangible Net Worth requirement, as applicable, in Sections 7.11(a) through (e) in effect on the Amendment No. 4. Effective Date.  Each Loan Party further covenants to promptly execute and deliver at its expense each and every amendment to this Agreement in form and substance satisfactory to the Administrative Agent evidencing the amendment of this Agreement to include, modify or exclude, as the case may be, the effect of such Revised Financial Term, provided that the execution and delivery of any such amendment shall not be a precondition to the effectiveness of such amendment, but shall merely be for the convenience of the parties hereto.”

(h)Article XI of the Credit Agreement is hereby amended by adding the following new Section 11.21 immediately after Section 11.20 therein:

“11.21Acknowledgement and Consent to Bail-In of EEA Financial Institutions.  Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Lender that is an EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of

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an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any Lender that is an EEA Financial Institution; and

(b)the effects of any Bail-in Action on any such liability, including, if applicable:

(i)a reduction in full or in part or cancellation of any such liability;

(ii)a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.”

SECTION 3Conditions of Effectiveness. Section 2 of this Amendment shall become effective, as of the date first above written, upon the satisfaction of the following conditions:

(a)The execution and delivery of this Amendment by the Borrower, the Administrative Agent and Required Lenders.

(b)There shall not have occurred a material adverse change (a) in the operations, business, properties, liabilities (actual or contingent) or condition (financial or otherwise) of the Guarantor, the Borrower or their Subsidiaries, taken as a whole, since December 31, 2015, (b) the ability of the Borrower or the Guarantor to perform its Obligations under the Loan Documents, (c) the legality, validity, binding effect or enforceability against the Borrower or Guarantor of the Loan Documents (collectively, a “Material Adverse Effect”), or (d) in the facts and information regarding the Borrower and Guarantor as represented to date.

(c)The absence of any action, suit, investigation or proceeding pending or, to the knowledge of the Borrower or any Guarantor, threatened in any court or before any arbitrator or governmental authority that could reasonably be expected to have a Material Adverse Effect.

(d)The Administrative Agent shall have received certificates of Responsible Officer of each Loan Party as the Administrative Agent may require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Amendment and the other Loan Documents to which such Loan Party is a party.

(e)The Borrower shall have paid or caused to be paid to the Administrative Agent, for the account of each Lender who executes and delivers this Amendment no later than 5:00 p.m. eastern time on June 23, 2016, an amendment fee equal to 12.5 basis points of the respective Commitment of such Lender.

(f)The Borrower shall have paid all amounts described in Section 7(b) hereof that have been invoiced prior to the date hereof.

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SECTION 4Representations and Warranties. Each Loan Party hereby represents and warrants to the Administrative Agent, the Swap Contract Counterparties  and the Lenders as follows:

(a)Each Loan Party hereby confirms and restates, as of the date hereof, the representations and warranties made by it in Article V of the Credit Agreement and in the other Loan Documents. For the purposes of this Section 4, any representations and warranties which relate solely to an earlier date shall not be deemed confirmed and restated as of the date hereof (provided that such representations and warranties shall be true, correct and complete as of such earlier date).

(b)This Amendment has been duly executed and delivered by each Loan Party.  The execution, delivery and performance by each Loan Party of this Amendment is within such Loan Party’s corporate powers and has been duly authorized by all necessary corporate or other organizational action.  This Amendment and the Credit Agreement as amended hereby, and all other Loan Documents to which such Loan Party is a party constitute the legal, valid and binding obligation of such Loan Party, enforceable against each Loan Party that is a party thereto in accordance with its terms.

(c)The execution and delivery by such Loan Party of this Amendment and the performance by such Loan Party of this Amendment and the Credit Agreement as amended hereby will not (a) violate any Law, the violation of which could be reasonably expected to result in a Material Adverse Effect, (b) conflict with or result in any breach or contravention of, or the creation of any Lien under, or require any payment to be made under (i) any Contractual Obligation to which such Loan Party is a party or affecting such Loan Party or the Properties of such Loan Party or any of its Subsidiaries or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Loan Party or its property is subject.

(d)No Default or Event of Default has occurred and is continuing.

SECTION 5Ratification.Except as expressly amended hereby, the Credit Agreement, the other Loan Documents and all documents, instruments and agreements related thereto, are hereby ratified and confirmed in all respects and shall continue in full force and effect.  The Credit Agreement, together with this Amendment, shall be read and construed as a single agreement.  All references in the Loan Documents to the Credit Agreement or any other Loan Document shall hereafter refer to the Credit Agreement or any other Loan Document as amended hereby.  The Lenders’ and the Administrative Agent’s execution and delivery of, or acceptance of, this Amendment shall not be deemed to create a course of dealing or otherwise create any express or implied duty by any of them to provide any other or further amendments, consents or waivers in the future.

SECTION 6FATCA.  For purposes of determining withholding taxes imposed under FATCA from and after the date hereof, the Borrower and the Administrative Agent shall treat, and the Lenders hereby authorize the Administrative Agent to treat, the Credit Agreement (as amended hereby) as not constituting a “grandfathered obligation” within the meaning of Treasury Regulation Section 1.1471-2(b)(2)(i).

SECTION 7Miscellaneous.

(a)No Reliance. The Borrower hereby acknowledges and confirms to the Administrative Agent, the Swap Contract Counterparties and the Lenders that the Borrower is executing this Amendment on the basis of its own investigation and for its own reasons without reliance upon any agreement, representation, understanding or communication by or on behalf of any other Person.

(b)Costs and Expenses. The Borrower agrees to pay to the Administrative Agent on demand the reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates, including the reasonable fees, charges and disbursements of counsel to the Administrative Agent, in connection with the preparation, negotiation, execution and delivery of this Amendment.

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(c)Binding Effect. This Amendment shall be binding upon, inure to the benefit of and be enforceable by the Borrower, the Administrative Agent, each Lender and their respective successors and assigns.

(d)Governing Law. THIS AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW THAT WOULD RESULT IN THE APPLICATION OF THE LAW OF ANOTHER JURISDICTION; PROVIDED THAT SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW SHALL APPLY.

(e)Complete Agreement; Amendments. This Amendment, together with the other Loan Documents, contains the entire and exclusive agreement of the parties hereto and thereto with reference to the matters discussed herein and therein. This Amendment supersedes all prior commitments, drafts, communications, discussions and understandings, oral or written, with respect thereto. This Amendment may not be modified, amended or otherwise altered except in accordance with the terms of Section 11.01 of the Credit Agreement.

(f)Severability. Whenever possible, each provision of this Amendment shall be interpreted in such manner as to be effective and valid under all applicable laws and regulations. If, however, any provision of this Amendment shall be prohibited by or invalid under any such law or regulation in any jurisdiction, it shall, as to such jurisdiction, be deemed modified to conform to the minimum requirements of such law or regulation, or, if for any reason it is not deemed so modified, it shall be ineffective and invalid only to the extent of such prohibition or invalidity without affecting the remaining provisions of this Amendment, or the validity or effectiveness of such provision in any other jurisdiction.

(g)Counterparts. This Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute but one and the same agreement. Delivery of an executed counterpart of a signature page of this Amendment by facsimile or in electronic (i.e., “pdf’ or “tif’) format shall be effective as delivery of a manually executed counterpart of this Amendment.

(h)Loan Documents. This Amendment shall constitute a Loan Document.

[Signature Pages Follow]

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IN WITNESS WHEREOF, the parties hereto have duly executed this Amendment, as of the date first above written.

THE BORROWER

TEXTAINER LIMITED

By	/s/ Michael Harvey
Name:	Michael Harvey
Title:	Executive Vice President

THE ADMINISTRATIVE AGENT

BANK OF AMERICA, N.A.

By	/s/ Robert Rittelmeyer
Name:	Robert Rittelmeyer
Title:	Vice President

CONSENTED TO AND ACKNOWLEDGED BY:

GUARANTOR

TEXTAINER GROUP HOLDINGS LIMITED

By	/s/ Christopher C. Morris
Name:	Christopher C. Morris
Title:	Executive Vice President

[Signature Page to Amendment No. 4 to Credit Agreement]

THE LENDERS:

BANK OF AMERICA, N.A., as a Lender and as L/C Issuer

By	/s/ Irene Bertozzi Bartenstein
Name:	Irene Bertozzi Bartenstein
Title:	Director

WELLS FARGO BANK, NATIONAL ASSOCIATION, as a Lender, as L/C Issuer and as Co-Documentation Agent

By
Name:
Title:

BNP PARIBAS, as a Lender and as Co-Documentation Agent		BNP PARIBAS, as a Lender and as Co-Documentation Agent

By	/s/ Robert Papas	By	/s/ Andrew Stratos
Name:	Robert Papas	Name:	Andrew Stratos
Title:	Director	Title:	Director

ROYAL BANK OF CANADA, as a Lender and as Syndication Agent

By	/s/ Glenn Van Allen
Name:	Glenn Van Allen
Title:	Authorized Signatory

MUFG UNION BANK, N.A., as a Lender and as Co-Documentation Agent

By	/s/ Michael McCauley
Name:	Michael McCauley
Title:	Director

[Signature Page to Amendment No. 4 to Credit Agreement]

KEYBANK NATIONAL ASSOCIATION

By	/s/ Tad Stainbrook
Name:	Tad Stainbrook
Title:	Vice President

JPMORGAN CHASE BANK. N.A.

By	/s/ William Doolittle
Name:	William R. Doolittle
Title:	Executive Director

CITIBANK, NATIONAL ASSOCIATION

By	/s/ Nanci Dias
Name:	Nanci Dias
Title:	Senior Vice President

[Signature Page to Amendment No. 4 to Credit Agreement]

DBS BANK LTD.

By	/s/ Jacqueline Tan
Name:	Jacqueline Tan
Title:	Senior Vice President

SANTANDER BANK, N .A.

By	/s/ William Maag
Name:	William Maag
Title:	Managing Director

FIRST HAWAIIAN BANK

By	/s/ Darlene N. Blakeney
Name:	Darlene N. Blakeney
Title:	Vice President

BRANCH BANKING AND TRUST COMPANY

By	/s/ Brian Jones
Name:	Brian R. Jones
Title:	Senior Vice President

UMPQUA BANK

By	/s/ Patrick O’Bannon
Name:	Patrick O’Bannon
Title:	Vice President

[Signature Page to Amendment No. 4 to Credit Agreement]

THE SWAP CONTRACT COUNTERPARTIES:

WELLS FARGO BANK, NATIONAL ASSOCIATION

By
Name:
Title:

MUFG UNION BANK, N.A.

By
Name:
Title:

[Signature Page to Amendment No. 4 to Credit Agreement]